Exhibit 23.1

October 7, 2009

The Wilber Corporation
245 Main Street
Oneonta, New York 13820

Ladies and Gentlemen:

We have acted as counsel to The Wilber Corporation, a New York corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 3,457,960 shares of common stock, par value $0.01 per share (the “Shares”), and the related preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission and Post-Effective Amendment No. 1 to the Registration Statement.

We consent to the the reference to our firm under the heading “Legal Matters” in the amended Prospectus that is part of Post-Effective Amendment No. 1 to the Registration Statement.

Very truly yours, /s/ Clifford Weber Clifford Weber